Proskauer Rose LLP Eleven Times Square New York, NY 10036-8299

December 18, 2020

Dreyfus Cash Management

c/o BNY Mellon Investment Adviser, Inc.

240 Greenwich Street

New York, New York 10286

Re:	Registration Statement on Form N-14 File Number: 333-250167

Ladies and Gentlemen:

We have acted as counsel to Dreyfus Cash Management, a business trust formed under the laws of the Commonwealth of Massachusetts (the "Acquiring Fund"), in connection with the Acquiring Fund's registration statement on Form N-14 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), filed with the Securities and Exchange Commission (the "Commission") on November 18, 2020, registering Preferred shares of beneficial interest in the Acquiring Fund (the "Shares"), to be issued pursuant to an Agreement and Plan of Reorganization (the "Agreement") to be entered into among Dreyfus Institutional Preferred Money Market Funds, a business trust formed under the laws of the Commonwealth of Massachusetts, on behalf of Dreyfus Institutional Preferred Money Market Fund (the "Acquired Fund"), the Acquiring Fund, and, with respect to Section 9.4 of the Agreement, BNY Mellon Investment Adviser, Inc. The Agreement provides for the transfer of all of the assets of the Acquired Fund to the Acquiring Fund in exchange solely for Preferred shares of the Acquiring Fund having an aggregate net asset value equal to the value of the Acquired Fund's net assets and the assumption by the Acquiring Fund of the Acquired Fund's stated liabilities (the "Reorganization").

This opinion letter is being delivered at your request in accordance with the requirements of paragraph 29 of Schedule A of the Securities Act and Item 16(11) of Form N-14 under the Securities Act.

In connection with our representation of the Acquiring Fund, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

1.	The combined prospectus and proxy statement, including the form of the Agreement attached as Exhibit A thereto, and statement of additional information (collectively, the "Prospectus/Proxy Statement") filed as part of the Registration Statement;

2.	The Acquiring Fund's Agreement and Declaration of Trust, as amended to date, on file at the office of the Secretary of the Commonwealth of Massachusetts;

3.	The Bylaws of the Acquiring Fund, certified as of the date hereof by an officer of the Acquiring Fund;

4.	A certificate of a recent date of the Secretary of the Commonwealth of Massachusetts as to the existence of the Acquiring Fund;

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December 18, 2020

5.	Resolutions (the "Resolutions") adopted by the Board of Trustees of the Acquiring Fund relating to the Registration Statement and the authorization for issuance and delivery of the Shares pursuant to the Agreement, certified as of the date hereof by an officer of the Acquiring Fund;

6.	A certificate executed by an officer of the Acquiring Fund, dated as of the date hereof; and

7.	Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.	Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

2.	Each individual executing any of the Documents on behalf of a party (other than the Acquiring Fund) is duly authorized to do so.

3.	Each of the parties (other than the Acquiring Fund) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.	All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.	The Shares to be issued pursuant to the Registration Statement, when issued and delivered to the Acquired Fund pursuant to the Agreement upon the terms described in the Registration Statement and the Prospectus/Proxy Statement, will be validly issued, fully paid and non-assessable.

2.	The shareholders of the Acquired Fund receiving the Shares in exchange for their shares in the Acquired Fund and in complete liquidation of the Acquired Fund as provided by the Agreement will have no obligation to make any further payments for the receipt of their Shares or contributions to the Acquiring Fund solely by reason of their ownership of the Shares.

The foregoing opinion is limited to the substantive laws of the Commonwealth of Massachusetts and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the Investment Company Act of 1940, as amended, or other federal securities laws, or state securities laws, including the securities laws of the Commonwealth of Massachusetts.

December 18, 2020

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Proskauer Rose LLP

Proskauer Rose LLP